Exhibit 10.35

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
REPLACED WITH “[***]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Copy
COMMERCIAL SUPPLY AGREEMENT
This Commercial Supply Agreement (this “Agreement”) is made effective as of August 21, 2023 (the “Effective Date”) by and between Madrigal Pharmaceuticals, Inc. a Delaware corporation (“Madrigal”), and Gregory Pharmaceutical Holdings, Inc. d/b/a UPM Pharmaceuticals (“UPM”). Madrigal and UPM are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Madrigal and UPM entered into a certain Contract #1672-AA (17-0422e) effective July 27, 2017 concerning the manufacture by UPM for Madrigal of Drug Product (defined below) for preclinical purposes and certain clinical trials, as amended by a series of Attachments (collectively, the “Pre-Commercial Supply Agreement”), including the certain Attachment 54SOW dated March 24, 2023 concerning GMP Manufacturing and Validation of the Drug Product.
WHEREAS, Madrigal has developed a pharmaceutical Drug Product candidate, and is pursuing the clinical development and commercialization of such pharmaceutical Drug Product candidate for the treatment of non-alcoholic steatohepatitis (NASH).
WHEREAS, the Parties wish to enter into this Agreement to provide for Madrigal to purchase from UPM and for UPM to supply Madrigal with a portion of Madrigal’s requirements for the commercial supply of Drug Product for the Product for the U.S.
NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1“Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) has the meaning defined in and interpreted under Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which includes but is not limited to the power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract or otherwise.
1.2“Agreement” has the meaning set forth in the introductory paragraph.
1.3“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority in the U.S., including the FDCA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and Anti-Kickback Statute

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(42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.
1.4“Arbitration” has the meaning set forth in Section 11.2.
1.5“Batch” means the Drug Product that results from a single run of the Manufacturing process, inclusive of Materials and testing.
1.6“Batch Record” means the complete written record, as described more fully in the Quality Agreement, of the history of a Drug Product Batch and its production and processing, the Certificate of Analysis and any other related controls required by cGMPs.
1.7“Batch Size” means either [***] kilograms or [***] kilograms of Drug Product, comprised of Drug Product tablets in [***] milligram, [***] milligram, and/or [***] milligram strengths, as specified in a Firm Order.
1.8“Breaching Party” has the meaning set forth in Section 10.2.
1.9“Business Day” means a day other than Saturday, Sunday or national holiday in the U.S.
1.10“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.11“Calendar Year” means the twelve-month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2023; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.
1.12“Certificate of Analysis” means a certificate in writing for each Batch of Drug Product, that provides full analytical results of the Batch of Drug Product and certifies (a) the conformity of the Batch of Drug Product to the Specifications and (b) that Manufacturing and release records of such Batch of Drug Product were reviewed by UPM and Manufacturing and release of such Batch of Drug Product is in accordance with all applicable cGMP requirements.
1.13“Claim” has the meaning set forth in Section 12.1.
1.14“Commercially Reasonable Efforts” means with respect to the efforts to be expended, or considerations to be undertaken, by a Party with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances. The term “Commercially Reasonable” shall have correlative meaning.
1.15“Confidential Information” means all non-public information of any kind whatsoever (including without limitation, data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public know-how), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, materials, samples, apparatus, compositions, documents,

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drawings, machinery, patent applications, records and reports), which are disclosed by either Party to the other Party including any and all copies, replication or embodiments thereof. Confidential Information shall not include information which: (a) is known to the receiving Party, as evidenced by the receiving Party’s prior written records, before receipt thereof under this Agreement; (b) is disclosed to the receiving Party by a Third Party who is under no obligation of confidentiality to the disclosing Party hereunder with respect to such information and who otherwise has a right to make such disclosure; (c) is or becomes generally known in the public domain through no breach of this Agreement by the receiving Party; or (d) is independently developed by the receiving Party, as evidenced by the receiving Party’s written records, without access to the Confidential Information of the disclosing Party.
1.16[Reserved].
1.17“Control” or “Controlled” means, with respect to any information, intellectual property right or Regulatory Documentation, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, rights, title, possession, a license or a sublicense, as applicable, to such intellectual property right without violating the terms of any Third Party agreement, court order, or other arrangement or legal obligation.
1.18“Cure Period” has the meaning set forth in Section 10.2.
1.19“Deficiency” has the meaning set forth in Section 3.7(a).
1.20“Delivery” or “Deliver” or “Delivered” means UPM’s delivery of Drug Product pursuant to a given Firm Order in accordance with the Delivery Terms.
1.21[Reserved].
1.22“Delivery Date” means the date by which Madrigal shall take Delivery of Drug Product as set forth in a Firm Order.
1.23“Delivery Terms” means, with respect to Drug Product, delivery of such Drug Product EXW UPM’s Facility, as that term is defined in Incoterms 2020, ICC Publishing S.A.).
1.24“Dispute” has the meaning set forth in Section 11.1.
1.25“Drug Product” or “Product” means the final finished dosage form of Madrigal MGL-3196 (resmetirom) product supplied by UPM pursuant to this Agreement containing the Drug Substance.
1.26“Drug Substance” or “API” means MGL-3196 (resmetirom), as described in Schedule 2.11(a).
1.27“Effective Date” has the meaning set forth in the introductory paragraph.
1.28“Equipment” means all equipment and machinery used to (or otherwise necessary for), directly or indirectly, Manufacture of Drug Product.
1.29“Facility” means the UPM facility located at 501 Fifth Street, Bristol, TN 37620 (if and only if such facility is approved by applicable Regulatory Authority(es) for the Manufacture of Drug Product).
1.30“FDA” means the U.S. Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

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1.31“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §301 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.
1.32“Firm Order” means a purchase order for Drug Product issued or required to be issued by Madrigal under this Agreement and confirmed by UPM.
1.33“First Commercial Sale” means the first transfer of the Product by Madrigal or its Affiliates for value in an arms-length transaction to a Third Party distributor, agent or end user in the U.S. after obtaining all Regulatory Approvals necessary for such transfer.
1.34“Force Majeure Event” has the meaning set forth in Section 13.5.
1.35“Good Manufacturing Practices”, “GMP” or “cGMP” means the regulations for Good Manufacturing Practice set forth under Title 21 of the United States Code of Federal Regulations, parts 210 and 211 and applicable guidance published from time-to-time by the FDA.
1.36“Governmental Authority” means any federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).
1.37“Indemnifying Party” has the meaning set forth in Section 12.3(a).
1.38“Indemnitee” has the meaning set forth in Section 12.3(a).
1.39“Latent Defect” means any Deficiency that is not readily determinable upon a reasonable inspection of the Drug Product (based on physical inspection, identity test and review of the Certificate of Analysis).
1.40“Losses” has the meaning set forth in Section 12.1.
1.41“Madrigal” has the meaning set forth in the introductory paragraph.
1.42“Madrigal Indemnitee” has the meaning set forth in Section 12.2.
1.43“Madrigal IP” means (i) all technology, Madrigal Supplied Materials, know-how, inventions, discoveries, ideas, concepts, trade-secrets, improvements, processes, process improvements, information, Specifications, analytical test methods, CMC documentation, or data, whether patentable or not, which is specifically related to the Drug Product or Product, or arise from the transactions contemplated by this Agreement, and is not generally applicable to the field of pharmaceutical manufacturing, and (ii) any Madrigal intellectual property rights therein.
1.44“Madrigal Property” has the meaning set forth in Section 9.1.
1.45“Madrigal Supplied Materials” has the meaning set forth in Section 2.11(a).
1.46“Manufacture” or “Manufacturing” or “Manufactured” means, with respect to Drug Product, all operations performed by or on behalf of UPM for the manufacture and supply of Drug Product pursuant to this Agreement, including, as applicable, receipt (including testing) and storage of Materials, production, visual inspection, packaging, labeling, handling, warehousing, quality control testing

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(including in-process, release and stability testing), release, as applicable, and shipping of Drug Product, and also including such activities as may be specified in the Master Batch Record for the Drug Product.
1.47“Master Batch Record” means a master production and control record containing a written description of the procedure to be followed for Manufacturing a Batch of Drug Product.
1.48“Materials” means all raw materials, components, and other potential substance-contacting items necessary for, or otherwise used in, the Manufacture of Drug Product pursuant to this Agreement.
1.49“Minimum Remaining Shelf-Life” means, with respect to Drug Product, the minimum percentage of the maximum shelf-life for such Drug Product that is required to be remaining at the time of Delivery of such Drug Product hereunder, which shall in all cases be eighty percent (80%) of the maximum shelf-life for the Drug Product (based upon the shelf-life of the finished product configuration with the shortest shelf-life) set forth in the Regulatory Approval for the Product, subject to Section 8.2(e).
1.50“Minimum Time” has the meaning set forth in Section 3.4.
1.51“NDA” means a New Drug Application (as defined in the FDCA), including all supplements, amendments, variations, extensions and renewals thereof.
1.52“Non-Breaching Party” has the meaning set forth in Section 10.2.
1.53“Party(ies)” has the meaning set forth in the introductory paragraph.
1.54“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.
1.55“Pre-Commercial Supply Agreement” has the meaning set forth in the Recitals.
1.56“Quality Agreement” means that certain quality agreement to be executed by the Parties setting out the roles and responsibilities related to the Manufacturing of Drug Product and containing other customary terms and conditions consistent with this Agreement, a copy of which will be attached as Attachment B hereto.
1.57“Recall” has the meaning set forth in Section 6.3.
1.58“Records” means UPM’s (or its Affiliate’s or Subcontractor’s, as applicable) records related to the performance of this Agreement, which shall include Manufacturing documents, Batch Records, test results, reports, and any other cGMP relevant documentation related to the performance of this Agreement.
1.59“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercialization of the Product in the U.S.

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1.60“Regulatory Authority” means any applicable local or national government regulatory authority involved in granting approvals and/or exercising authority with respect to the Manufacturing of Drug Product or the manufacturing or commercialization of Product in the U.S., including the FDA.
1.61“Regulatory Filing(s)” means all applications, filings, dossiers and the like submitted to a Regulatory Authority in the U.S. for the purpose of obtaining a Regulatory Approval from such Regulatory Authority.
1.62“Replenishment Period” has the meaning set forth in Section 2.6(b).
1.63“Rules” has the meaning set forth in Section 11.2.
1.64“Safety Stock” and “Safety Stock Materials” has the meaning set forth in Section 2.6(a).
1.65“Shortage” has the meaning set forth in Section 2.5.
1.66“Specifications” means the specifications for the Drug Product set forth in the NDA approved by the FDA, as such specifications may be modified from time to time in response to actions by the FDA or another Regulatory Authority without the need to amend this Agreement. The current proposed Drug Product specifications are attached at Attachment A, which shall be modified promptly upon receipt of NDA approval from FDA to reflect the specifications set forth in the NDA approval without the need to amend this Agreement.
1.67“Standard Batch” has the meaning set forth in Schedule 7.1.
1.68“Subcontractor” means any Person that, as a subcontractor or agent of UPM, performs any of the services or functions required to be performed by UPM under this Agreement.
1.69“Supply Interruption” has the meaning set forth in Section 2.5(c).
1.70“Supply Price” has the meaning set forth in Section 7.1.
1.71“Surge Capacity” has the meaning set forth in Section 3.3.
1.72“Term” has the meaning set forth in Section 10.1.
1.73“Third Party” means any Person other than (a) Madrigal, (b) UPM or (c) an Affiliate of either of Madrigal or UPM.
1.74“UPM” has the meaning set forth in the introductory paragraph.
1.75“UPM Indemnitee” has the meaning set forth in Section 12.1.
1.76“UPM IP” means all intellectual property (including trademarks), data, information, reports, manufacturing know-how and any and all related documentation, which are (i) developed, generated or derived, directly or indirectly by or on behalf of UPM prior to the Effective Date or (ii) any manufacturing know-how developed or generated by UPM during the Term that is generally applicable to the field of pharmaceutical manufacturing and not specific to the Drug Product or Product or Madrigal’s Confidential Information.

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1.77“U.S.” means the United States of America, including its territories and possessions, including the District of Columbia and Puerto Rico.
1.78“Validation” or “Validating” or “Validated” means documented evidence that provides a high degree of assurance that the Manufacturing process controls are adequate to consistently produce Drug Product, in accordance with cGMPs, and that meets the Specifications.
1.79“Violation” means that either UPM, or any of its officers, directors, employees or Subcontractors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/index.asp) on said website or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.sam.gov); or (c) listed by any U.S. Federal agency as being suspended, debarred, excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/).
1.80“Waste” means any waste material, pollutant, contaminant, toxin, carcinogen, biohazard, radioactive or hazardous gaseous, liquid or solid material of any kind or any other waste that may or could pose a hazard to the environment or human health or safety, including any routine process waste or any by-product, arising from Manufacture of Drug Product, including petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes”, or “contaminants” or words of similar import under Applicable Law.
ARTICLE 2
SUPPLY OF DRUG PRODUCT
2.1Manufacture and Supply of Drug Product. Madrigal hereby appoints UPM to Manufacture Drug Product at the Facility subject to the terms and conditions set forth herein. UPM accepts such appointment to Manufacture Drug Product. UPM shall Manufacture and supply to Madrigal (and/or its designee, as applicable), and Madrigal shall purchase from UPM, Drug Product in accordance with the terms of this Agreement.
2.2Madrigal Annual Purchase Obligation. Madrigal shall purchase from UPM pursuant to this Agreement at least the percentage of its annual requirements for the Product for sale in the U.S. in each Calendar Year during the Term following Regulatory Approval of the Product set forth in the table below. For clarity, Madrigal may obtain Drug Product for clinical trial use and for commercial use within the U.S. from one or more Third Parties, provided that Madrigal purchases from UPM the percentage of its annual requirements for Drug Product for sale in the U.S. set forth below.

Amount Ordered in Calendar Year	Allocation to UPM
[***]	[***]
[***]	[***]

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[***]	[***]
[***]	[***]
[***]	[***]

Within thirty (30) days of the end of each Calendar Year during the Term, Madrigal shall delver to UPM a written report of the total kilograms of Drug Product ordered by Madrigal from all sources for sale in the U.S., certified by Madrigal’s Chief Financial Officer. If Madrigal fails to comply with its annual purchase obligations under this Section 2.2 in any Calendar Year, Madrigal shall immediately pay UPM the full Batch Price for all Batches that Madrigal should have purchased from UPM pursuant to the allocation provisions above.
2.3UPM Supply Obligation.
(a)UPM shall Manufacture all agreed quantities of Drug Product per full Calendar Year and supply such Drug Product to Madrigal pursuant to Firm Orders submitted from time to time by Madrigal in accordance with Section 3.2. Except as otherwise expressly provided herein (with respect to cost and expense), UPM shall be solely responsible, at its sole cost and expense, for performance of all Manufacturing and agrees to provide all labor and expertise necessary for the performance of the Manufacturing of Drug Product as well as all facilities, Equipment, machinery and Materials (other than Madrigal Supplied Materials) necessary to Manufacture the Drug Product for the U.S. market.
(b)For clarity, the Supply Price payable by Madrigal under this Agreement is the only payment by Madrigal that is due UPM for activities to be performed by UPM under this Agreement, including quality control, quality assurance, oversight and release activities, Materials costs (including release testing of same) other than the cost of Madrigal Supplied Materials, handling fees, project management activities (including coordinating and hosting weekly project team calls, issuing call minutes, and tracking action items), and external testing costs (but only for tests sourced and required by UPM for UPM’s release of Drug Product), the provision of all documentation and raw data associated with these activities, and, with respect to commercial Batches, performance of annual product reviews as required by 21 CFR Part 211.180(e) and performance of investigations by UPM necessary to resolve any nonconformances, excursions, and/or complaints.
(c)UPM shall separately charge Madrigal for (i) [***]; and (ii) [***].
2.4Exclusivity. During the Term, and subject to Madrigal’s annual compliance with its purchase obligations set forth in Section 2.2, and for a period of two (2) years following termination or expiration of this Agreement, UPM shall Manufacture and supply the Drug Product exclusively for Madrigal and shall not Manufacture or supply the Drug Product for any Third Party.
2.5Shortage; Supply Interruption.
(a)If a Shortage arises or UPM becomes aware of an anticipated Shortage, UPM shall notify Madrigal in writing within five (5) Business Days, setting forth the underlying reasons for such Shortage (e.g., available quantities of Materials, Manufacturing capacity or other resources needed in the Manufacture of Drug Product), proposed remedial measures, and the date such Shortage is expected to end. UPM shall use Commercially Reasonable Efforts to

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end the Shortage at its sole cost, to the extent that such Shortage was within UPM’s control. “Shortage” means an actual or anticipated shortage of Drug Product (based upon the amount ordered in the corresponding Firm Order and based upon the Delivery Date set forth in the corresponding Firm Order) or other failure to Deliver such Drug Product in accordance with this Agreement (based upon the amount ordered in the corresponding Firm Order and based upon the Delivery Date set forth in the corresponding Firm Order), including as a result of a shortage of Materials required for Manufacturing such Drug Product or a shortage of capacity to Manufacture such Drug Product, or as a result of the Delivery of Drug Product that does not comply with the terms of this Agreement (including any non-compliance with the representations, warranties or quality requirements set forth in this Agreement), or as a result of Delivery of Drug Product that is delayed beyond the required Delivery Date set forth in the corresponding Firm Order, provided that such delay beyond the Delivery Date was determined to be within UPM’s control. For the avoidance of doubt, shortages, delays or failures caused by Madrigal’s failure to timely supply sufficient quantities of Madrigal Supplied Materials do not constitute Shortages and shall be subject to and resolved in accordance with Section 2.11(f).
(b)If UPM is unable, or reasonably anticipates that it will be unable, to supply any Drug Product subject to a Firm Order submitted by Madrigal within two (2) months after its initial failure to supply measured from the relevant Delivery Date (and in the amount specified in Section 3.4) or the expiration of the Replenishment Period (as defined in Section 2.6(b)), as applicable), then UPM shall consult with Madrigal and the Parties shall work together to remedy the Shortage at UPM’s expense.
(c)If UPM is unable, or reasonably anticipates that it will be unable, to remedy the Shortage after an aggregate period of four (4) months (or longer as agreed in writing by mutual agreement of the Parties), commencing with the date upon which such failure to supply began (as specified in Section 2.5(b)) (a “Supply Interruption”), UPM shall promptly confer with Madrigal. In the event of a Supply Interruption, Madrigal shall have the right to: (i) modify any then outstanding Firm Order (to the extent that UPM cannot Deliver the Drug Product that is subject to such Firm Order by the Delivery Date set forth in such Firm Order) and Madrigal shall have no obligation to UPM for the Drug Product that is subject to such modification; and/or (ii) have such amount of Drug Product manufactured by a Third Party supplier rather than by UPM. For the avoidance of doubt, it is understood and agreed that a Supply Interruption does not relieve Madrigal of its obligations under Section 2.2 with respect to the purchase of Drug Product from UPM in the event and to the extent that UPM is able to supply Madrigal with Drug Product during such Supply Interruption, provided that during such Supply Interruption, Madrigal’s obligation under Section 2.2 is limited to the quantity of Drug Product that UPM can Manufacture and Deliver in accordance with the terms of this Agreement. During a Supply Interruption, the Parties shall confer regarding the amount of Drug Product that UPM is able to supply Madrigal pursuant to a proposed Firm Order prior to the date that Madrigal places any new Firm Order, and Madrigal shall adjust the quantity of Drug Product in the Firm Order(s) it places during such Supply Shortage accordingly. For the avoidance of doubt, Madrigal shall not be in breach of its obligations under Section 2.2 with respect to any such Firm Order modified pursuant to this Section 2.5(c) adjustment procedure. Madrigal may continue to use a Third Party supplier to supply Drug Product that UPM cannot supply until UPM notifies Madrigal that it is again able to supply at least [***] of Madrigal’s requirements for Drug Product and substantiates such claim to Madrigal’s reasonable satisfaction. Upon such a showing, Madrigal shall commence

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purchasing from UPM at least the applicable percentage portion of Madrigal’s requirements for Drug Product for which Madrigal substantiates its ability to supply, provided that: (1) Madrigal shall not be required to cancel any then outstanding purchase orders with the Third Party supplier to the extent such orders have been accepted by such Third Party supplier and are binding obligations of Madrigal and (2) UPM shall have paid all cancellation costs incurred by Madrigal in switching its purchases from such Third Party supplier to UPM. Madrigal shall use Commercially Reasonable Efforts to avoid significant cancellation fees in any contracts it enters with any Third Party supplier. Madrigal shall not order Drug Product from a Third-Party supplier for delivery more than nine (9) months following the date of such order and/or in amounts in excess of Madrigal’s forecast provided to UPM for the period during which the Supply Interruption is occurring (as well as an amount equal to the applicable Surge Capacity).
(d)For the avoidance of doubt, it is understood and agreed that this Section 2.5 only applies to Firm Orders that have been accepted by UPM in accordance with Section 3.4.
2.6Materials Safety Stock.
(a)UPM shall within nine (9) months of its receipt from Madrigal of Madrigal’s forecast for the first Calendar Quarter of 2024 have a safety stock of each of the Materials set forth on Schedule 2.6 (“Safety Stock Materials”) in a quantity that is sufficient to Manufacture the quantity of Drug Product equal to the first two (2) Calendar Quarters of Madrigal’s then most recent forecast, and thereafter throughout the Term UPM shall maintain a safety stock of such Safety Stock Materials in a quantity that is equal to the quantity of Safety Stock Materials required to Manufacture the quantity of Drug Product equal to the first two (2) Calendar Quarters of Madrigal’s then most recent forecast (the “Safety Stock”). UPM will use Safety Stock to supply Drug Product ordered by Madrigal, and will maintain the appropriate level of Safety Stock by promptly replenishing that quantity of Safety Stock Materials used in such supply in accordance with Section 2.6(b). If Madrigal has failed, for a period of two (2) consecutive Calendar Quarters to purchase a quantity of Drug Product equal to or greater than the two (2) previous Calendar Quarters, then UPM may reduce the Safety Stock to a level reflecting the reduction in actual purchases by Madrigal for such two (2) Calendar Quarter period. Unless mutually agreed to otherwise, UPM will manage Safety Stock on a “First In, First Out” basis to fulfil Madrigal purchase orders for Drug Product on a routine basis. Madrigal shall have the right to adjust Safety Stock levels from time to time. Notwithstanding the foregoing, if Safety Stock Materials become obsolete due to Madrigal’s failure to order Drug Product, Madrigal shall reimburse UPM for the cost of such obsolete Safety Stock Materials, including but not limited to any related shipping or destruction costs.
(b)UPM shall replenish its Safety Stock of each of the Safety Stock Materials within ninety (90) days of use pursuant to Section 2.6(a) (the “Replenishment Period”). UPM shall within ten (10) days of the end of the Replenishment Period notify Madrigal in writing of its inability to replenish the Safety Stock.
2.7Qualification and Validation of UPM Facility. UPM, at its cost, shall be responsible for qualifying and Validating the Equipment as appropriate (including conducting installation, operational and performance qualification) per UPM’s standard operating procedures. The strategy for manufacturing/production and packaging Validation shall be defined by Madrigal and executed by UPM at the UPM Facility in accordance with the Applicable Law (including cGMPs) and UPM’s SOPs. If any

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Regulatory Authority finds the Validation procedures to be unacceptable, then all Validation must be repeated, at UPM’s sole cost, to meet the criteria given in the regulatory requirements and guidelines and to receive all Regulatory Authority approvals; provided that if the Regulatory Authority finding that the Validation procedures are unacceptable results solely from Madrigal Regulatory Filings and is specific to the Drug Product and not applicable generally to products Manufactured at the Facility then such repeated Validation procedures cost shall be borne by Madrigal.
2.8Person in Facility. Madrigal may have a mutually agreed to number of representatives present during mutually agreed stages of the Manufacturing of Drug Product for the purposes of observing and documenting Manufacturing of the Drug Product. During such time, such representatives shall have access to those portions of the Facility where Drug Product is Manufactured and full visibility and transparency to the activities being undertaken with respect to the Manufacture of Drug Product. Any Madrigal representatives who are present at the Facility shall comply with UPM’s site regulations and rules and shall conduct themselves in a manner that minimizes disruptions of operations at the Facility or distractions to personnel performing such operations. Madrigal shall not be obligated to pay for such visits. For clarity, the Person(s) so appointed by Madrigal shall remain an employee(s)/representatives of Madrigal and there shall not be created any form of employer/employee relationship with UPM.
2.9Samples. Upon Madrigal’s request, UPM will provide to Madrigal, at no additional cost, samples of Drug Product from a Madrigal-specified Batch in quantities and sizes reasonably requested by Madrigal, as is set forth in Schedule 2.9, for inspection, testing and analysis. UPM will ship such samples, at Madrigal’s cost, as requested by Madrigal to a Madrigal designated address.
2.10Materials. With the exception of the Madrigal Supplied Materials referred to in Section 2.12, UPM shall be responsible for procuring all Materials, in adequate quantities to Manufacture Drug Product. UPM shall purchase adequate quantities of such Materials and shall be responsible for negotiating the price for such Materials. For clarity, the Supply Price takes into account the costs of such Materials.
2.11Madrigal Supplied Materials.
(a)Madrigal shall supply (or have supplied) to UPM, at Madrigal’s cost, those quantities of the Material set forth on Schedule 2.11 (the “Madrigal Supplied Materials”) that Madrigal determines are reasonably necessary for UPM to Manufacture the quantities of Drug Product that are ordered. Such Madrigal Supplied Materials shall be delivered by or on behalf of Madrigal to the Facility accompanied by a certificate of analysis. Notwithstanding the delivery of the Madrigal Supplied Materials to UPM, as between the Parties, such Madrigal Supplied Materials shall at all times remain the property of Madrigal.
(b)Upon receipt of the Madrigal Supplied Materials, UPM shall perform testing as agreed in the Quality Agreement to confirm that such Madrigal Supplied Materials are not defective, and UPM shall immediately notify Madrigal in writing of any obvious defects in the Madrigal Supplied Materials.
(c)All Madrigal Supplied Materials supplied to UPM shall be handled, stored and maintained by UPM in accordance with Applicable Law (including cGMPs) and in a separate, secured storage area and clearly marked and identified by UPM as the property of Madrigal. UPM shall not allow any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance to be placed on the Madrigal Supplied Materials. Unless otherwise consented

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to by Madrigal in writing, UPM shall not obtain any Madrigal Supplied Materials from any other source.
(d)Unless otherwise consented to by Madrigal in writing, UPM shall use the Madrigal Supplied Materials solely and exclusively to Manufacture Drug Product for Madrigal in accordance with this Agreement and for no other purpose. UPM shall withdraw the Madrigal Supplied Materials from storage for the performance of the Manufacturing activities under this Agreement and generally respecting the procedure of first expiry/first out. At the request and direction of Madrigal from time to time, UPM shall return to Madrigal all or any portion (as requested by Madrigal) of unused inventory of Madrigal Supplied Materials at Madrigal’s cost for the shipping of such Madrigal Supplied Materials to Madrigal or its designee. Such return shall be made EXW the UPM Facility.
(e)UPM shall without undue delay notify Madrigal in writing whenever the inventories of Madrigal Supplied Materials supplied by or on behalf of Madrigal become insufficient to Manufacture Drug Product to meet the Delivery Dates specified in the applicable Firm Orders placed by Madrigal under this Agreement. In addition, UPM shall provide Madrigal with detailed usage reports of the Madrigal Supplied Material for each production lot which shall be provided in writing immediately after the applicable Batch is produced.
(f)Madrigal shall without undue delay notify UPM in writing whenever it is unable to supply sufficient quantities of Madrigal Supplied Materials. If there is a shortage of Madrigal Supplied Materials, Madrigal shall supply or cause available Madrigal Supplied Materials to be supplied to UPM with priority for Product to be sold in the U.S., having reference to Madrigal’s purchase obligations in respect of Drug Product under Section 2.2. In the event that Madrigal is unable to supply sufficient quantities of Madrigal Supplied Materials, then Madrigal shall not be deemed to be in breach of this Agreement, and the sole and exclusive remedy of UPM shall be that UPM be relieved of its obligations to Manufacture and timely deliver those quantities of the Drug Product ordered by Madrigal under this Agreement that UPM is unable to Manufacture as a direct result of the failure of Madrigal to supply such quantities of Madrigal Supplied Materials, until such time as sufficient quantities of Madrigal Supplied Materials are supplied by or on behalf of Madrigal (provided, that, for clarity, UPM shall still be obligated to Manufacture and supply any and all quantities of the Drug Product ordered by Madrigal hereunder which can be Manufactured based on the quantities of Madrigal Supplied Materials which have been provided). Madrigal agrees that it shall pay for any reasonable direct costs (direct labor and overhead costs) incurred related to Manufacturing capacity that, as a direct result of Madrigal’s failure to supply necessary Madrigal Supplied Materials, could have been utilized for other purposes, provided UPM utilizes Commercially Reasonable Efforts to utilize the manufacturing capacity that is not utilized by Madrigal for other purposes.
(g)Madrigal shall provide to UPM material safety data sheets relating to the Madrigal Supplied Materials, and other similar information known to Madrigal relating to handling, safety and environmental precautions with respect to the Madrigal Supplied Materials, in each case, to the extent in Madrigal’s possession. It is the sole responsibility of the UPM to communicate such information to its employees, agents, and representatives engaged in Manufacturing of Product.

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2.12Storage. UPM shall, in accordance with the Applicable Law (including cGMPs), and Drug Product Specifications, maintain adequate storage accommodations for all of the Materials, Drug Product and any other materials or products reasonably requested by Madrigal. UPM shall notify Madrigal immediately whenever the inventories of Materials become insufficient to Manufacture the Drug Product to meet the Delivery Date(s).
2.13Waste. UPM shall be solely responsible for maintaining safety procedures in connection with the Manufacture of Drug Product and for the generation, treatment, storage and/or disposal of Waste relating thereto, all of which shall comply with Applicable Law, including all applicable environmental and occupational safety and health requirements in the jurisdiction of the Facility.
2.14Subcontracting. UPM shall not subcontract any of its obligations under this Agreement without the prior written consent of Madrigal, with the exception of certain post manufacturing analytical testing, which may be subcontracted to various qualified testing facilities audited and approved by UPM and listed in the Quality Agreement. With respect to any subcontracting, UPM shall remain fully responsible and liable for all obligations under this Agreement, and fully guarantees and warrants the performance (in accordance with this Agreement) of any responsibilities so subcontracted, and assumes full vicarious liability for such activities performed by any Subcontractor.
ARTICLE 3
ORDERS; DELIVERY
3.1Forecasts.
(a)Madrigal’s initial non-binding forecast setting forth its anticipated need for Drug Product during the first five (5) years following the Effective Date is set forth on Schedule 3.1. Not later than thirty (30) days prior to the commencement of the first full Calendar Quarter in 2024, Madrigal shall provide UPM on a Calendar Quarterly basis, with a twelve (12) month rolling forecast, the first three (3) months of each such forecast will be binding on Madrigal and the remaining nine (9) months of each such forecast shall be non-binding, provided that UPM may rely upon such non-binding portion of the forecast for purposes of purchasing Materials that have lead times in excess of ninety (90) days.
(b)UPM shall communicate regularly with Madrigal during the Term regarding UPM’s ability to meet Madrigal’s Drug Product forecast requirements and Safety Stock requirements and will promptly advise Madrigal in writing of any anticipated inability to meet such forecasts, explaining the nature, impact and estimated duration of such inability. UPM represents and warrants that it has or will have the capacity to Manufacture annually at least one hundred twenty-five percent (125%) of the kilograms of Drug Product set forth on Schedule 3.1 by the applicable year set forth on Schedule 3.1.
(c)For the avoidance of doubt, it is understood that each forecast that Madrigal provides UPM pursuant to Section 3.1(a) shall be based upon Madrigal’s good faith belief of its anticipated need for Drug Product during each month of the period covered by such forecast. In the event and to the extent that UPM informs Madrigal pursuant to Section 3.1(b) that anticipates an inability to meet any portion of a Drug Product forecast, the Parties shall confer in good faith with respect to actions that may be taken address such inability (e.g., adjusting the timing for placing a Firm Order for such portion of the forecast) and the forecast will be revised accordingly.

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(d)If the Parties are unable to resolve the anticipated inability to supply Drug Product in a mutually acceptable manner by adjusting the forecast, then with respect to the portion of the Drug Product forecast that UPM anticipates it will be unable to supply Madrigal, the Parties shall confer regarding the amount of Drug Product that UPM is able to supply Madrigal pursuant to a proposed Firm Order prior to the date that Madrigal places a Firm Order and Madrigal shall adjust the quantity of Drug Product in the Firm Order(s) it places accordingly and may purchase the quantity of Drug Product that UPM is not able to supply from a Third Party (or manufacture such Drug Product itself) without being in violation of its obligations under Section 2.2; provided that Madrigal’s relief from the purchase obligation under Section 2.2 shall only apply to the quantity of Drug Product that UPM has indicated it is not able to supply in the event and to the extent that Madrigal places orders for such quantity of Drug Product with a Third Party and takes delivery from such Third Party.
3.2Firm Orders. Madrigal shall place Firm Orders for Drug Product in accordance with the binding portion of its forecast for the relevant period at least ninety (90) days before the requested Delivery Date. The Firm Orders will contain the Batch Size, the dosage strength(s) of the tablets that are to be Manufactured as part of such Batch, and requested Delivery Date (month) for each commercial Batch of the Drug Product, and shall only be made for full Batch Size quantities (i.e., [***], comprised of Drug Product tablets in [***] milligram, [***] milligram, and/or [***] milligram strengths, as specified in a Firm Order) unless otherwise agreed by the Parties. Firm Orders will be made on such form of purchase order or document as Madrigal may specify from time to time in writing; provided that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Firm Order. Any term or condition of such Firm Order that is different from or contrary to the terms and conditions of this Agreement shall be void, unless otherwise agreed between the Parties in writing as specifically amending the terms of this Agreement. Once issued by Madrigal and confirmed by UPM, a Firm Order cannot be changed without the written consent of Madrigal and UPM.
3.3Surge Capacity. UPM shall maintain the ability to increase the quantity of Drug Product Manufactured such that it would be able to, within the delivery period under any applicable Firm Order, Manufacture a quantity of Drug Product that is the subject of the first Calendar Quarter of the then most recent forecast delivered pursuant to Section 3.1 plus twenty percent (20%) (such additional capacity, the “Surge Capacity”).
3.4Acceptance of Firm Orders. UPM will acknowledge acceptance of all Firm Orders within ten (10) Business Days following receipt. UPM will accept all Firm Orders to the extent that the Firm Order requires Delivery not fewer than ninety (90) days following the date on which UPM receives the Firm Order (the “Minimum Time”) and the quantity of Drug Product to be delivered does not exceed the most recent Forecast plus the applicable Surge Capacity. To the extent the Firm Order requests delivery of Drug Product in excess of the most recent Forecast plus the applicable Surge Capacity or prior to the Minimum Time, those terms are subject to the express approval of UPM; provided that UPM may accept such Firm Order for a quantity of Drug Product that exceeds the most recent Forecast plus the applicable Surge Capacity with the understanding that while it will use Commercially Reasonable Efforts to supply such excess quantity, it shall not be liable for its failure to supply such excess quantity. UPM shall Deliver Drug Product only against specific Firm Orders.
3.5Release of Drug Product. After UPM completes Manufacture of Drug Product, UPM shall notify Madrigal in writing that the Drug Product is ready for shipment and provide Madrigal the completed Manufacturing and bulk packaging Batch Record(s), testing documentation, Certificate of Analysis, Certificate of Compliance, and cGMP Certification along with a packing list including Drug

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Product description, lot number, lot expiration date, and quantity available for shipment. Additional documentation may be included as detailed in the Quality Agreement. Madrigal shall have ten (10) days from its receipt of the Drug Product release documentation for each Firm Order set forth in this Section 3.5 to review and raise concerns of non-compliance to cGMP or the Specifications.
3.6Delivery. UPM shall Deliver or arrange for Delivery of each Firm Order of Drug Product in accordance with the Delivery Terms, within fourteen (14) days following delivery of the applicable release documentation to Madrigal, but not later than the applicable Delivery Date unless otherwise agreed by the Parties in writing. Each Delivery of Drug Product shall be accompanied by a packing slip and UPM’s Certificate of Analysis for such Drug Product. UPM shall not Deliver Drug Product unless and until such Drug Product has been quality released by UPM. In the event that Madrigal fails to take delivery of the Drug Product on the Delivery Date, UPM may transfer the Drug Product to storage, and UPM shall invoice the Firm Order transferred to storage within fourteen (14) days of Madrigal’s receipt of the Batch documentation in accordance with Section 3.5. Quantities of Drug Product actually shipped by UPM may vary from the quantities in any Firm Order by up to ten (10%) percent and still be deemed to be in compliance with such Firm Order.
3.7Acceptance; Rejection.
(a)Madrigal (or its agent) shall inspect at Madrigal’s discretion (based minimally on physical inspection and review of the Certificate of Analysis provided by UPM pursuant to Section 3.5) the Drug Product following Delivery for any Deficiency. If Madrigal claims that a shipment of Drug Product did not, at the time of Delivery, meet the representations, and warranties specified in Section 8.2 (a “Deficiency”), Madrigal shall notify UPM based on the foregoing inspection within thirty (30) days after receipt of such Drug Product at Madrigal’s (or its designee’s) site, which notice shall provide the quantities affected, the basis for the claim and other information reasonably necessary for UPM to assess the claim. If Madrigal fails to notify UPM in writing of a claimed Deficiency within thirty (30) days after receipt of the Drug Product, such Drug Product will be deemed to have been accepted by Madrigal, subject to Section 3.7(d).
(b)If there is no dispute between the Parties relating to the existence of the Deficiency, UPM may, at Madrigal’s election and UPM’s agreement, reprocess or rework the rejected Drug Product supplied by UPM that does not conform to the Drug Product representations and warranties set forth in Section 8.2. If reprocessing or reworking is not otherwise feasible, UPM shall, as Madrigal’s sole and exclusive remedy for such Deficiency, either promptly (i) replace such nonconforming Drug Product in a timely manner at no additional cost, or (ii) credit Madrigal’s account for or refund the price invoiced for such nonconforming Drug Product. UPM shall not be responsible for the replacement cost of the API used in the Manufacture of replacement Drug Product.
(c)If Madrigal and UPM are unable to agree as to whether such Drug Product contains a Deficiency, the Parties shall cooperate to have the Drug Product in dispute analyzed by an independent testing laboratory of recognized repute selected by Madrigal and approved by UPM, which approval shall not be unreasonably withheld. The results of such laboratory testing shall be final and binding on the Parties on the issue of whether such Drug Product contains a Deficiency. Such testing shall be for the determination of financial liability only and shall not determine releasability of Drug Product. If the Drug Product is determined to not contain a Deficiency, then Madrigal shall bear the cost of the independent laboratory

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testing and pay the Supply Price with respect to the previously rejected Drug Product and any replacement Drug Product Manufactured at its request to replace such previously rejected Drug Product in accordance with this Agreement. If the Drug Product is determined to contain a Deficiency, then UPM shall bear the cost of laboratory testing, and UPM shall, at Madrigal’s election and as Madrigal’s sole and exclusive remedy for such Deficiency, either replace the rejected Drug Product, at no cost to Madrigal, or refund to Madrigal the Supply Price paid for such Drug Product plus any applicable delivery charge. UPM shall not be responsible for the replacement cost of the API used in the Manufacture of replacement Drug Product.
(d)Nothing in this Section 3.7 shall limit the rights of Madrigal to seek damages or otherwise exercise its rights to remedies after acceptance of Drug Product that fails to conform to the Drug Product representations and warranties set forth in Section 8.2 if the Deficiency is a Latent Defect, provided that Madrigal provides UPM with notice of such Latent Defect promptly after discovery thereof and prior to the stated expiration date of such Drug Product, and provided further that UPM shall not be responsible for the replacement cost of the API used in the Manufacture of any replacement Drug Product.
(e)Madrigal retains the right to determine the disposition of any and all Drug Product Manufactured under this Agreement; provided, however, that UPM shall have the right to offer for sale to Madrigal any excess or nonconforming Drug Product Manufactured hereunder; provided, further, however, that any such excess or nonconforming Drug Product not offered to Madrigal or not purchased by Madrigal shall be promptly and properly destroyed by UPM.
3.8Transfer of Title. Title to Drug Product supplied hereunder shall pass to Madrigal contemporaneously with the transfer of risk of loss, as established by the Delivery Terms or when Drug Product is transferred to storage.
3.9Packaging. All Drug Product supplied hereunder shall be packaged in accordance with the Drug Product Specifications and the Quality Agreement, and UPM shall ensure that such packaging is otherwise in accordance with Applicable Law (including cGMPs). Without limiting the foregoing, all Drug Product supplied hereunder shall also be labeled with a traceable batch number and the date of Manufacture.
3.10Handling and Storage; Storage following Acceptance. Prior to Delivery of Drug Product to Madrigal, UPM shall handle and store all Drug Product (including all Materials used in the Manufacture of such Drug Product) in accordance with UPM’s SOPs and Applicable Law (including cGMPs, if and to the extent applicable), as well as the Drug Product Specifications. Any storage of Drug Product beyond three months will be covered by a separate Storage Agreement.
ARTICLE 4
QBR; CHANGE MANAGEMENT; CIP
4.1Quarterly Business Review Meetings. The Parties shall conduct a Quarterly Business Review meeting on a Calendar Quarter basis during the Term to exchange information to enable the Parties to review and discuss topics of interest, including but not limited to the following issues:(i) general business update; (ii) Quality performance and any open corrective actions; (iii) Delivery performance and any open

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corrective actions; (iv) Forecast and capacity review, including the acquisition of Materials; and (v) other existing and planned projects.
4.2Changes and Change Control.
(a)All changes requiring Madrigal prior written consent shall be handled in accordance with the obligations set forth in the Quality Agreement.
(b)Notwithstanding anything herein to the contrary or in the Quality Agreement, except as otherwise agreed to by Madrigal in writing or as may be required to comply with the Applicable Law (including cGMPs), UPM shall not amend, change, or supplement any of the following without Madrigal’s prior written consent: (1) the Drug Product Specifications; (2) the Materials; (3) the specifications for Materials that have regulatory impact (e.g., specification is listed in the Regulatory Filing(s)) or the potential for quality impact on the Drug Product; (4) the source of Materials that have regulatory impact (e.g., supplier is listed in the Regulatory Filing(s)) or the potential for quality impact on the Drug Product; (5) the equipment and machinery, other than in-kind replacements, used in the Manufacture of Drug Product that have a direct impact on the quality of the Drug Product; (6) the test methods used in connection with the Manufacture of Drug Product that have regulatory impact (e.g., method is listed in the Regulatory Filing(s)) or the potential for quality impact on the Drug Product; or (7) the process for Manufacturing Drug Product or Materials.
(c)Any change in any of the foregoing shall, in each instance, comply with the Applicable Law (including cGMPs) and shall be made in accordance with the Quality Agreement. In the event that UPM is required to change any of the foregoing in order to comply with Applicable Law (including cGMPs) or such change is otherwise agreed to by Madrigal in writing, UPM shall: (x) immediately notify Madrigal of such change and use Commercially Reasonable Efforts to implement such change as soon as reasonably practicable; (y) be responsible, at UPM’s expense, for ensuring that all Drug Product Manufactured following such change meets the Drug Product Specifications and the Drug Product quality and yields achieved during the Validation Batches; and (z) provide Madrigal with all information with respect to the Manufacture of the Drug Product in connection with such change needed to amend any regulatory filings (including NDAs) maintained with respect to the subject Drug Product. To the extent permitted by Applicable Law, UPM shall continue to supply Madrigal with Drug Product approved under any Madrigal’s existing regulatory filings (including NDAs), as applicable, for the subject Drug Product until such time as the Drug Product Manufactured following such change is permitted under the amended regulatory filings therefor. In the event that UPM intends to change any of the foregoing, Madrigal shall work in a timely fashion to provide any required response to UPM.
(d)Prior to implementing any such change, the Parties shall agree on the reasonable costs thereof; provided that UPM shall use Commercially Reasonable Efforts to mitigate the costs thereof. Notwithstanding the foregoing, (i) if the change is required by Applicable Law and such required change benefits the Manufacture of the Drug Product, as well as the manufacture of other products by UPM at the Facility, then Madrigal shall be responsible for reimbursing UPM for a proportionate share of the costs (based on the relative benefits to the Drug Product and the benefits to other UPM products taking into account the remaining duration of the Term), and in the event that the Parties disagree as to such costs or such proportionate share, the matter shall be resolved in accordance with Section 11.1 (and in making its determination the Parties shall take into account the remaining duration of the

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Term), (ii) if the change is required for the Product and is not required for other products manufactured at the Facility, then Madrigal shall be responsible for reimbursing UPM for all costs of such change, and (iii) in all other cases, UPM shall bear all costs of such change.
4.3Discretionary Changes. In the event that either Party desires to propose discretionary changes (i.e., changes which are not required by cGMPs or other Applicable Law) during the Term to the Drug Product Specifications or to the Manufacturing process (in each case, which discretionary changes would otherwise require consent as set forth in Section 4.2(a)), the Parties shall discuss such discretionary changes and any Manufacturing issues identified by either Party in connection with implementing such change. In all cases, such discretionary changes shall be made in accordance with any change control procedures in the Quality Agreement to the extent applicable. The provisions of Sections 4.2(b) and 4.2(c) shall apply with respect to implementing any such discretionary change. Notwithstanding the foregoing, in all cases, the Drug Product Specifications may be amended or supplemented from time to time by Madrigal upon written notice to UPM in accordance with any change control procedures in the Quality Agreement. Unless otherwise agreed, all costs associated with Madrigal requested discretionary changes shall be the responsibility of Madrigal, and the Supply Price shall be adjusted to reflect changes in UPM’s actual cost to manufacture the Drug Product caused by such discretionary changes.
4.4Manufacturing at Facility. UPM shall Manufacture all Drug Product supplied hereunder at the Facility. Manufacturing of Drug Product may not be relocated from the Facility without Madrigal’s prior written consent (in its sole discretion). Any such relocation of the Manufacturing of Drug Product shall comply with the Applicable Law (including cGMPs) and shall be made in accordance with Sections 4.2(b) and 4.2(c), and the Quality Agreement, to the extent applicable. Without limiting the foregoing, in the event that UPM desires to relocate the Manufacturing of Drug Product, the Parties shall discuss any amendments to this Agreement as reasonably requested by Madrigal or UPM (as the case may be), including but not limited to (i) the Delivery Terms, (ii) provisions related to transfer of title, in each case, to take into account the relocation of such activities, and (iii) the procedures to be followed to secure any Regulatory Approvals required by in connection with such relocation. UPM shall be responsible for the costs of any relocation and any Drug Product cost increase in connection with such relocation.
4.5Reserved.

ARTICLE 5
QUALITY
5.1Notification of Regulatory Authority Action. Each Party shall immediately notify the other Party of any information such Party receives regarding any threatened or pending action by any Regulatory Authority that has the potential to impact Drug Product supplied to Madrigal hereunder, including and not limited to any Regulatory Authority non-approval, regulatory action or Out of Specification or Out of Trend (upon stability testing) in accordance with the Quality Agreement. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Regulatory Authority or take other action that it deems to be appropriate or required by Applicable Law.
5.2Safety or Efficacy Claims. Each Party shall immediately (and in any event within the period specified in the Quality Agreement) notify the other Party of any information of which it is aware concerning Drug Product supplied to Madrigal which may affect the safety or efficacy claims or the continued marketing of a Product. Any such notification will include all related information in detail. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually

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acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Regulatory Authority or take other action that it deems to be appropriate or required by Applicable Law. Each Party will notify the other immediately of any health hazards with respect to Drug Product which may impact employees involved in the Manufacturing of Drug Product.
5.3Complaints. Each Party shall immediately notify the other Party of any complaints received by such Party concerning the Drug Product or the Product. Each Party shall investigate complaints and shall take corrective action to avoid future occurrences.
5.4Regulatory Authority Inspection. Pursuant to the Quality Agreement, UPM shall immediately notify Madrigal in writing in the event that UPM is notified of any proposed visit or inspection by any governmental authority, including, any Regulatory Authority or any environmental regulatory authority if such visit or inspection is related to Drug Product. Madrigal shall have the right to be onsite during the visit or inspection, but shall not be allowed participate in the inspection unless it is a pre-approval inspection or requested by UPM or regulator inspector. UPM shall promptly furnish Madrigal with copies of all reports, documents or correspondence with respect to any Regulatory Authority requests or inspections of the Facility related to the Manufacture of the Drug Product, including but not limited to any Form 483 or Establishment Inspection Report (EIR) relating to the Manufacture of the Drug Product. UPM shall also provide Madrigal any proposed corrective actions, responses and other changes arising out of such review or inspection by such Regulatory Authority that is related to the Drug Product.
5.5Labelling. UPM will comply with all specified labelling as to the Drug Product and each component and container as required by Applicable Law.
5.6Batch Records. UPM shall provide Madrigal with all Batch Records and any investigation or deviation reports related to Drug Product for each Batch in accordance with the Quality Agreement. Investigations into process deviations must be approved by Madrigal in accordance with the Quality Agreement.
5.7Annual Product Reviews. UPM will, at its cost, perform annual product reviews for the Drug Product in accordance with 21 CFR Part 211.180(e) and the Quality Agreement. Upon completion of reviews UPM will provide a copy of such reviews to Madrigal as detailed in the Quality Agreement.
5.8Quality Agreement. The Parties shall enter into a Quality Agreement with respect to the Manufacture of Drug Product within three (3) months of the Effective Date, but in any event prior to the Manufacture of Drug Product for commercial purposes. Upon execution, such Quality Agreement shall be appended to this Agreement as Appendix B. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to Product quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall control. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall control.
ARTICLE 6
RECORDS; AUDITS; RECALLS; REGULATORY MATTERS
6.1Records. UPM shall retain all Records related to the (a) Manufacture of Drug Product(s) for a period of not less than ten (10) years from the date of Manufacture of each Batch of Drug Product(s) to which said records pertain (or such longer period as required by Applicable Law) and (b) Manufacture of

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Validation Batches (if any) for ten (10) years past the effective date of termination of this Agreement (or such longer period as required by Applicable Law).
6.2Audit Rights. The Records shall be open to inspection and subject to audit, during normal working hours (but not more than once per Calendar Year except in the case of emergency or for-cause (and for clarity, cause may include a Supply Interruption) in which case such once per year limit shall not apply) by Madrigal or its authorized representative (a) as required by governmental authorities or (b) as may be desirable by Madrigal for any other valid business purpose related to verification of UPM’s compliance with its obligations under this Agreement. For the purpose of such audits, inspections, examinations and evaluations, Madrigal or its authorized representative shall have access to such Records beginning on the Effective Date. In addition, UPM shall provide adequate and appropriate workspace for Madrigal or its authorized representatives to conduct such audit. Madrigal and/or its authorized representative will be required to follow all rules, regulations and standard operating procedures of UPM when on site. Madrigal or its authorized representative shall give UPM at least sixty (60) days advanced written notice of an intent to audit (except in the case of emergency or for-cause). UPM may require that any Person performing an audit on Madrigal’s behalf, including, but not limited to, an employee of Madrigal, execute a confidentiality agreement in a form reasonably acceptable to UPM.
6.3Decisions on Recalls. Each Party shall notify the other Party immediately (to be confirmed in writing) upon learning any Product is subject to recall, market withdrawal, or correction (collectively “Recall”). As between the Parties, Madrigal shall have the ultimate responsibility as to whether to institute a Recall of Product (whether instituted at the request of a Regulatory Authority or voluntarily instituted by Madrigal); provided that, to the extent practical, Madrigal shall notify UPM thereof prior to implementation.
6.4Recalls. In the event that Product is subject to a Recall, Madrigal shall be responsible for such Recall. UPM shall cooperate with Madrigal in connection with such Recall as required by Madrigal, provide requested supportive documentation, and act in accordance with Applicable Law. Madrigal shall bear the cost of such Recall and Madrigal shall reimburse UPM for reasonable out of pocket expenses incurred by UPM in connection with such Recall; provided, that in the event a Product Recall is the result of a Manufacturing issue as to which UPM is obligated to provide indemnification under Section 12.2, UPM shall reimburse Madrigal for (a) all reasonable costs associated with the Recall of Product, including the Supply Price for such Product and (b) all reasonable and documented expenses incurred in connection with such Recall, in each case subject to the limitation of liability provisions set forth in Section 12.4 of this Agreement; and provided further that UPM shall not be responsible for the replacement cost of the API used in the Manufacture of any replacement Drug Product.
6.5Disclosure of Audits. Madrigal acknowledges that Governmental Authorities (including agencies thereof) may, in conducting an inspection of UPM, request copies of reports of UPM audits of its suppliers. For clarity, in response to such a request, UPM may provide to the governmental authority (including any Regulatory Authority) the report of any compliance audit conducted in accordance with this Agreement or the Quality Agreement.
6.6Regulatory Matters. UPM shall cooperate with Madrigal as reasonably requested and mutually agreed with respect to Regulatory Filings regarding the Drug Product. Without limiting the foregoing, UPM shall use reasonable efforts to address any questions or requests of Madrigal regarding the Batch Records, reports, analysis, and documentation generated in connection with the activities conducted by UPM hereunder, which may be subject to an additional cost to Madrigal, depending on the extent of work required. Upon Madrigal’s request and at Madrigal’s cost, UPM shall compile Records and other relevant

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documents reasonably requested by Madrigal regarding Drug Product that may be necessary for preparing Regulatory Filings or communicating with Regulatory Authorities relating to the Drug Product.
ARTICLE 7
PRICING; PAYMENT
7.1Supply Price. For Drug Product ordered by Madrigal under Firm Orders and supplied by UPM to Madrigal in accordance with the terms and conditions of this Agreement, Madrigal shall pay UPM the Supply Price set forth on Schedule 7.1 (“Supply Price”). The Supply Price shall be determined in accordance with Schedule 7.1 based upon the aggregate quantity of Drug Product subject to Firm Orders submitted by Madrigal in each Calendar Year. The Supply Price is subject to adjustment pursuant to Section 7.2 and Section 7.3.
7.2Annual True Up. Within thirty (30) days prior the end of each Calendar Year, the Parties shall calculate the actual amount of Drug Product ordered for delivery in such Calendar Year under this Agreement. If the actual amount of Drug Product ordered for delivery in such Calendar Year is different than the amount of Drug Product forecasted for such Calendar Year, and as a result of such difference, a different price per Batch/tablet should have been used to calculate the Supply Price based on the sum total of such actual Batches ordered under this Agreement, the Parties shall recalculate the Supply Price, and Madrigal or UPM, as applicable, shall issue an invoice or credit memo in the amount necessary to reconcile the difference between the Supply Price paid by Madrigal based on the forecasted Batches to be ordered and the actual Batches ordered by Madrigal for such period.
7.3Supply Price Adjustments. The Supply Price shall be fixed for the first three (3) years of the Term following Regulatory Approval of the Product. The Supply Price shall thereafter be adjusted once per Calendar Year following advance written notice from UPM to Madrigal delivered not later than November 1st of the preceding Calendar Year and shall be effective on January 1st of each Calendar Year of the Term after the third anniversary date of the Regulatory Approval of the Product by an amount equal to the lesser of (a) the increase in the Producer Price Index (PPI – Pharmaceutical Preparations – Classification number 06 38 (found at https://www.bls.gov/ppi/detailed-report/) and (b) five percent (5%).
7.4Reserved.
7.5Invoicing; Payment. UPM shall provide Madrigal with an invoice for each Batch of Drug Product Delivered against a Firm Order placed by Madrigal in accordance with this Agreement, which will be based on the then current Supply Price. Such invoices may be delivered on the Delivery Date (but shall not be delivered prior to the release of the Drug Product by UPM in accordance with Section 3.5 (first sentence)) and shall be delivered electronically to Accounts@MadrigalPharma.com upon release of a Batch in accordance with Section 3.5. Madrigal shall pay each invoice within forty-five (45) days from the date the invoice is delivered. All payments under this Agreement shall be made in U.S. Dollars by Automated Clearing House or wire transfer into an account designated by the receiving Party.
7.6Disputed Payments. In the event Madrigal desires to dispute in good faith any invoice, or item(s) under any invoice, Madrigal will provide UPM with written notice setting forth the details of the disputed invoice or item(s) and the amount in question. Madrigal will timely pay to UPM any other undisputed amounts on any such invoice. The Parties will work together, in good faith, to resolve such dispute within thirty (30) days after such notice of dispute is sent. Madrigal’s failure to pay an invoice or item of an invoice that it disputes in good faith shall not constitute a material breach under this Agreement. If, notwithstanding such efforts, the Parties are unable to resolve a dispute within such thirty (30) calendar day period, the Parties shall resolve such dispute pursuant to the provisions of Article 11. In the event the Parties have not resolved such a dispute within the thirty (30) day period set forth above and

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escalate such dispute for resolution pursuant to the provisions of Article 11, UPM shall have the option to suspend work under this Agreement until the dispute is resolved.
7.7Late Payment. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.
7.8Taxes. In the event any payments made pursuant to this Agreement are or become subject to withholding taxes under the laws or regulations of any jurisdiction, the Party making such payment shall be entitled to deduct and withhold the amount of such taxes for the account of the payee to the extent required by Applicable Law; and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld (subject to the last sentence of this Section). Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, the payee. If the Party making payment pursuant to this Agreement fails to deduct and withhold all or a portion of the amount of tax required by Applicable Law to be deducted and withheld and such Party is required by Applicable Law to pay all or a portion of such tax to a governmental authority for the account of the payee, payee shall, upon request from the other Party, immediately pay to the other Party an amount equal to the amount paid to the governmental authority for the account of the payee. However, in the event that there are withholding taxes on payments made pursuant to this Agreement that are in excess of what the payee Party may recover, then the Parties shall discuss responsibility for such withholding taxes in good faith.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1Mutual Representations, Warranties and Covenants. Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and hereinafter covenants that:
(a)Organization. It is duly organized, validly existing, and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
(b)Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
(c)Authorization. The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.
(d)No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions

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contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Governmental Authorities necessary for the commercialization of the Products as contemplated hereunder).
(e)No Inconsistent Obligations. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.
(f)Grant of Rights. To its knowledge, it has the right to grant the license granted to the other Party hereunder and to provide the Confidential Information provided to the other Party hereunder.
8.2Representations and Warranties for Drug Product. UPM represents and warrants as of the Effective Date, and hereinafter covenants to Madrigal that all Drug Product shall, at the time of Delivery:
(a)be Manufactured in accordance with, and shall meet, the Drug Product Specifications;
(b)be Manufactured in accordance with Applicable Law (including cGMPs) in effect on the day of Delivery;
(c)not be adulterated or misbranded within the meaning of FDCA;
(d)not be an article that may not, under the provisions of the FDCA, be introduced into stream of commerce; and
(e)have at least the Minimum Remaining Shelf-Life, as evidenced by expiry dating, remaining, except where Madrigal is the cause for any delay in Manufacture or Delivery of Drug Product that results in less than the Minimum Remaining Shelf-Life remaining at the time of Delivery.
If there exists a Deficiency with respect to Drug Product supplied by UPM, such matter shall be resolved in accordance with Section 3.7.
8.3No Third Party Infringement. UPM represents and warrants as of the Effective Date, and hereinafter covenants to Madrigal that UPM’s Manufacture of the Drug Product in accordance with this Agreement has not and shall not knowingly infringe the intellectual property rights of any Third Party. Madrigal’s sole and exclusive remedy for any breach of this Section 8.3is indemnification as provided in Section 12.2
8.4Madrigal Supplied Material. Madrigal represents and warrants as of the Effective Date, and hereinafter covenants to UPM that: (a) all Madrigal Supplied Materials supplied to UPM under this Agreement will conform to the specifications for such Madrigal Supplied Materials set forth in Schedule 2.11, (b) Madrigal has the rights to transfer the Madrigal Supplied Materials to UPM for the purposes contemplated by this Agreement and to grant UPM the rights granted to UPM by Madrigal under this Agreement with respect to Madrigal IP and (c) Madrigal will have good and marketable title, free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Madrigal Supplied Materials to be supplied to UPM under this Agreement.

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8.5Excluded Entities. UPM represents and warrants that, as of the date of this Agreement, neither it, nor any of its officers, directors, employees, or, to UPM’s knowledge, Subcontractors has been in Violation. UPM shall notify Madrigal in writing immediately if any Violation occurs or comes to its attention at any time during the Term. If a Violation exists with respect to any of UPM’s officers, directors, employees, or Subcontractors, UPM shall promptly remove such individual(s) or entities from performing any service, function or capacity related to the Manufacturing of Drug Product. Madrigal shall have the right, in its sole discretion, to terminate this Agreement in the event of any such Violation.
8.6Compliance with Laws. UPM shall comply with and give all notices required by Applicable Law bearing on the performance of UPM’s obligations under this Agreement as existing on the Effective Date and as enacted or amended during the Term. UPM shall notify Madrigal if it becomes aware of any non-compliance in connection with this Agreement and shall take all appropriate action necessary to comply with such Applicable Law.
8.7Encumbrances. UPM represents, warrants and covenants that it will have good and marketable title, free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Drug Product to be Delivered under this Agreement, and all Drug Product supplied to Madrigal shall be free and clear of all pledges, liens, restrictions, claims, charges, security interests and/or other encumbrances at the time of Delivery.
8.8No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.
ARTICLE 9
IP MATTERS; TECHNOLOGY TRANSFER; CONFIDENTIALITY; PUBLICITY
9.1Intellectual Property Rights. As between the Parties, Madrigal owns all right, title, and interest in and to the Drug Product and the Product, as applicable, and all Madrigal IP (collectively “Madrigal Property”), and to the extent UPM or any of its Affiliates has or may acquire or be deemed to have acquired any rights in any Madrigal Property, UPM hereby agrees, on behalf of itself and its Affiliates, to transfer and assign, and hereby transfers and assigns, all of its and its Affiliates’ right, title, and interest in such Madrigal Property to Madrigal. As between the Parties, UPM owns all right, title and interest in and to the UPM IP. Upon Madrigal’s request at any time, UPM shall, and shall require its Affiliates to, deliver to Madrigal any and all documents and information reasonably necessary to protect Madrigal’s interest in the Madrigal Property. UPM shall promptly notify Madrigal in writing of any Madrigal Property that arises from the performance of the Manufacturing activities pursuant to this Agreement and shall, at Madrigal’s written request, reasonably assist Madrigal in protecting Madrigal’s rights to such Madrigal Property.
9.2Madrigal License. Madrigal hereby grants to UPM a nonexclusive, royalty-free, limited, non-transferable, non-sublicensable license, during the Term, to use the applicable Madrigal Property, solely to the extent necessary to Manufacture and supply Drug Product in accordance with this Agreement and to otherwise comply with its obligations hereunder. No other rights or licenses, either express or implied,

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to any patents, patent applications, trademarks, know-how, or other intellectual property owned or licensed by Madrigal, are granted. Madrigal also grants UPM a non-exclusive, transferable, perpetual, paid-up and royalty free license to the Madrigal IP that is developed by or on behalf of UPM in the course of the activities performed pursuant to this Agreement and that is capable of being used independently of the Madrigal Property and generally applicable to pharmaceutical manufacturing.
9.3UPM License. UPM hereby grants to Madrigal a non-exclusive, worldwide, fully paid-up and royalty-free, transferable, perpetual and irrevocable license, with the right to sublicense under the UPM IP that UPM incorporates into the Manufacturing process for the Drug Product in the course of the activities performed pursuant to this Agreement, for the purpose of manufacturing, using, selling, offering for sale, importing or otherwise exploiting the Drug Product or Product, subject to Sections 9.4, 9.5 and 9.6.
9.4Technology Transfer. Upon written request of Madrigal, UPM shall promptly (within no more than thirty (30) days following receipt of such request) initiate transfer to Madrigal in writing of all technical information related to the Manufacture of Drug Product pursuant to this Agreement, including, but not limited to, information concerning the Manufacturing process and test methods for the Drug Product that are performed hereunder as may be reasonably required for Madrigal or a Third Party to perform Manufacturing or testing of the Drug Product or Product according to the processes and methods performed by UPM under this Agreement. Madrigal shall be entitled to use and transfer such information to one or more Third Part(ies) for purposes of manufacturing or testing the Drug Product or Product. Madrigal agrees to pay for UPM’s actual cost of transfer including, but not limited to, UPM’s out of pocket expenses, working hours of its personnel, and the compilation of the technology transfer plan. Upon written request by Madrigal, UPM shall promptly provide updates to Madrigal regarding any newly acquired technical information related to the Manufacture of Drug Product pursuant to this Agreement, including information concerning improved procedures for Manufacturing or testing the Drug Product, which information Madrigal shall be entitled to use and transfer to one or more Third Party(ies) for purposes of manufacturing or testing the Drug Product or Product. To the extent that UPM designates specific items of the technical information transferred pursuant to this Section 9.4 to be proprietary and confidential in writing at the time of transfer to Madrigal, Madrigal shall obtain confidentiality and nondisclosure agreements from Third Party(ies) to which Madrigal transfers such technical information, in form and substance approved by UPM, which such approval shall not be unreasonably withheld and the Parties shall discuss in good faith if such confidentiality and non-disclosure agreement should be between Madrigal, UPM and such Third Party(ies) or between Madrigal and such Third Party(ies).
9.5Confidentiality Obligations. During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination, each Party (i) shall maintain in confidence all Confidential Information of the other Party; (ii) shall not use such Confidential Information for any purpose except as permitted by this Agreement; and (iii) shall not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants or agents who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Section 9.5 and to whom such disclosure is necessary in connection with such Party’s activities as contemplated in this Agreement. Each Party shall ensure that such Party’s Affiliates, sublicensees, prospective sublicensees, employees, consultants and agents comply with these obligations. Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. All Madrigal Property, whether disclosed by Madrigal or its Affiliates to UPM or its Affiliates or developed under this Agreement, shall be the Confidential Information of Madrigal and not of UPM, with Madrigal considered the disclosing Party and UPM considered the receiving Party. All UPM IP, whether disclosed by UPM or its Affiliates to Madrigal or its Affiliates, owned by UPM prior to the Effective Date, or developed under this Agreement shall be the

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Confidential Information of UPM, and not of Madrigal, with UPM considered the disclosing Party and Madrigal considered the receiving Party. The terms of this Agreement shall be deemed the Confidential Information of both Parties.
9.6Permitted Disclosure. Notwithstanding the provisions of Section 9.5, a receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is (a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, that receiving Party provides the other Party with prior written notice of such disclosure (if practicable) in order to permit the other Party to seek a protective order or other confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena; (b) otherwise required by Applicable Law; provided, that receiving Party provides the disclosing Party with prior written notice of such disclosure (if practicable) in order to permit the disclosing Party to seek a protective order or confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required by Applicable Law to be disclosed; (c) made by the receiving Party to a Regulatory Authority, as required to obtain or maintain Regulatory Approvals; provided that reasonable efforts shall be used to ensure confidential treatment of such Confidential Information; (d) made by the receiving Party to a Third Party as may be necessary or useful in connection with the commercialization of a Product (including the manufacture of a Product); provided the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (e) made by receiving Party to a U.S. or foreign tax authority to the extent legally required by Applicable Law to be disclosed; (f) made by receiving Party to its representatives or to Third Parties in connection with sublicensing or financing activities of the receiving Party; provided that the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (g) made by receiving Party to comply with Applicable Law related to securities laws disclosure requirements or any disclosure requirements of any applicable stock market or securities exchange; or (h) made in accordance with Section 9.7.
9.7Public Announcements. No public announcement or disclosure may be made by either Party with respect to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that the provisions of this Section 9.7 will not prohibit (a) any disclosure required by any applicable legal requirement, including any legal requirement or listing standard of any exchange or quotation system on which the disclosing Party’s securities are listed or traded or to be listed or traded (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure and to contest the same, including reasonable opportunity to seek a protective order or to seek confidential treatment of such disclosures under Rule 24b-2 of the Securities Exchange Act of 1934, as amended), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, (c) any disclosure made by Madrigal or UPM to their respective employees, collaborators, licensors, licensees, contract research organizations, business partners, investors, potential investors, lenders and potential lenders provided the person receiving the disclosure has undertaken a confidentiality obligation to Madrigal or UPM, as applicable, substantially similar to the confidentiality obligations the Parties have undertaken to each other under this Agreement, or (d) any disclosure made pursuant to a press release in a form mutually agreed to by the Parties (or any other subsequent disclosure containing substantially similar information).
9.8Return of Confidential Information. Upon expiration or termination of this Agreement, the receiving Party shall, upon written request, within thirty (30) days, either return or destroy and certify as

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to such destruction) all Confidential Information of the disclosing Party, including any copies thereof, ; except for a single copy thereof, which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement and any electronic back-up copies generated automatically for disaster recovery and business continuity purposes that cannot be deleted without undue effort and to which access is limited. Any retained copies are subject to the nondisclosure and nonuse provisions of this Agreement for the duration set forth in Section 9.5.
ARTICLE 10
TERM AND TERMINATION
10.1Term. The initial term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 10, shall remain in effect until the eight (8) year anniversary of the First Commercial Sale of Product. Thereafter, this Agreement shall automatically renew for additional renewal terms of 2-years each, unless Madrigal notifies UPM at least twelve (12) months before the end of the initial term or then current renewal term that it does not wish to renew the Agreement for an additional 2-year period or UPM notifies Madrigal at least twenty four (24) months before the end of the initial term or then current renewal term that it does not wish to renew the Agreement for an additional 2-year period (such initial term and all renewals terms, collectively, the “Term”).
10.2Termination for Material Breach. Either Party which is not in material breach of this Agreement or the Quality Agreement (the “Non-Breaching Party”) may terminate this Agreement in the event the other Party (the “Breaching Party”) commits a material breach of this Agreement or the Quality Agreement, and such material breach has not been cured within sixty (60) days after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”). The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 10.2 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach and notified the Non-Breaching Party thereof prior to the expiration of such Cure Period, or, if such material breach is not reasonably susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if, and for so long as, the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, delayed or conditioned), and the Breaching Party commits to and timely carries out such plan as provided to the Non-Breaching Party. The right of either Party to terminate this Agreement as provided in this Section 10.2 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement. For clarity, the Cure Period shall be suspended during any time that a Breaching Party seeks resolution of a Dispute as to whether an alleged material breach occurred pursuant to Article 13 of this Agreement).
10.3[Reserved].
10.4Termination by Madrigal. Madrigal shall have the right to terminate this Agreement in its entirety at any time after the Effective Date if: (a) the FDA does not approve any required NDA, or other material permit or license relating to a Product, or any such approval, permit or license is deactivated, by the FDA or other Governmental Authority in the United States and Madrigal makes the determination that it will not continue to seek such NDA or other material permit or license; (b) if UPM fails to satisfy Validation and is unable to satisfy Validation within ninety (90) days of such failure only if such Validation failure is a result of UPM’s negligence and UPM has on hand the necessary Madrigal Supplied

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Materials to cure such failure; or (c) if any required and material license, permit or certificate of UPM related to the Manufacture of Drug Product at the Facility is not approved or not issued, or is deactivated or withdrawn by any Regulatory Authority or other Governmental Authority in the United States and UPM is unable to obtain or revive such license, permit or certificate within ninety (90) days of such event.
10.5Termination for Bankruptcy. This Agreement may be terminated by written notice given by a Party upon the occurrence of any of the following with respect the other Party: (a) such other Party becomes insolvent, or (b) voluntary or involuntary proceedings by or against such other Party are instituted in bankruptcy or under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (c) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for corporate reorganization or the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (d) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.
10.6Termination by Mutual Agreement. The Parties may terminate this Agreement at any time upon mutual written agreement between the Parties.
10.7Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies.
(a)In the event that this Agreement is terminated by Madrigal in accordance with Section 10.2 (Material Breach), Section 10.4 (Termination by Madrigal) or Section 10.5 (Bankruptcy), Madrigal shall (in its discretion) either: (i) keep any or all outstanding Firm Orders in place (on a Firm Order-by-Firm Order basis as determined by Madrigal), in which case UPM shall Manufacture and Deliver, in accordance with this Agreement, all quantities of Drug Product ordered pursuant to such Firm Orders (regardless of whether the Delivery Date for such Drug Product is before or after such termination) and Madrigal shall pay the Supply Price with respect to such Drug Product which meet the representations, warranties and covenants set forth in this Agreement; or (ii) cancel any or all outstanding Firm Orders (on a Firm Order-by-Firm Order basis as determined by Madrigal), and with respect to any such cancelled Firm Orders, Madrigal shall have no further liability with respect thereto; provided that Madrigal shall only have the right to cancel Firm Orders pursuant to this clause (ii) if this Agreement is terminated by Madrigal pursuant to Section 10.2 or Section 10.4.
(b)In the event that this Agreement is terminated by UPM pursuant to Section 10.2 or by Madrigal pursuant to Section 10.4(a), Madrigal shall purchase: (i) the quantity of Safety Stock of Drug Product existing as of the time of such termination (if any) (provided that all such Drug Product meets the representations, warranties and covenants set forth in this Agreement), and in connection therewith, UPM shall Deliver all such quantities of Safety Stock in accordance with this Agreement, and Madrigal shall pay the applicable Supply Price with respect to such Drug Product and (ii) the quantity of Materials in the possession of UPM or in transit to UPM, or subject to non-cancellable orders placed by UPM in reliance on Madrigal’s forecast, and in connection therewith UPM shall Deliver all such quantities of Materials to Madrigal, and Madrigal shall pay the UPM the costs of such Materials. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the delivery of any notice of termination pursuant to this Agreement, UPM shall not replenish

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(or otherwise add any additional quantities of Drug Product to) any Safety Stock then being held for Madrigal.
(c)Upon expiration or termination of this Agreement, Madrigal and UPM shall immediately settle all outstanding invoices and other monies owed to the other pursuant to this Agreement. The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such termination or expiration, including, but not limited to, Madrigal’s reimbursement to UPM for any work in progress and all non-cancelable commitments to purchase Materials entered into by UPM specifically to conduct the Services hereunder that UPM cannot reasonably utilize in other projects and that meet the relevant specifications therefor that had been agreed upon by the Parties in writing. Subject to the foregoing, expiration or termination of this Agreement shall relieve and release the Parties from any liabilities and obligations under this Agreement, other than those specifically set forth in this Section 10.7 and those that survive termination in accordance with Section 10.9.
10.8Remedies. Notwithstanding anything to the contrary in this Agreement, except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 11, to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Law or in equity.
10.9Survival. In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive: Articles 1, 8, 9, 11 and 12, and Sections 6.1-6.5, 7.3, 7.5-7.8, 10.7-10.9, 13.1-13.2, 13.4-13.5, and 13.7-13.15.
ARTICLE 11
DISPUTE RESOLUTION
11.1Disputes. The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Madrigal and UPM. If the Dispute is not resolved within thirty (30) calendar days (or such other period of time mutually agreed upon by the Parties) of notice of the Dispute, then such dispute shall be resolved by binding arbitration in the manner described in Section 11.2. During the pendency of any Dispute resolution proceeding between the Parties under this Section 11.1, the obligation to make any payment under this Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 11.1, shall be tolled until the final outcome of such Dispute has been established. Any undisputed payment obligations (including undisputed portions of a payment obligation that is subject to a proceeding under this Section 11.1) shall not be tolled during such Dispute.
11.2Arbitration. If the Parties are unable to resolve any Dispute through the process described in Section 11.1, then, except in the case of a dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright, or (ii) any antitrust, anti-monopoly law or regulation, whether or not statutory, such Dispute will be settled by arbitration under the rules then-prevailing Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (the “Rules”) by three (3) independent, neutral and experienced arbitrators appointed in accordance with the said Rules (each such arbitration, an “Arbitration”). Each

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Party shall select a single arbitrator within fifteen (15) days of one Party notifying the other Party that it is exercising its rights under this Section 11.2, and the two (2) arbitrators shall select the third arbitrator within ten (10) days of their selection. Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language. The place of arbitration shall be New York, New York (or such other location as mutually agreed to by the Parties in writing). The arbitrators in any Arbitration shall enforce and not modify the terms of this Agreement. Based on the materials submitted, the arbitrators shall determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take). The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within ninety (90) days of the dispute being referred for arbitration. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages and the arbitrators shall have no authority to grant any award or remedy other than such awards or remedies that are available under the Applicable Law. The award of the arbitrators shall be final and binding on each Party and its respective successors and assigns. Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the Arbitration, and all other costs and expenses of any Arbitration, including the administrative and arbitrator fees and expenses, shall be borne equally by the Parties. The arbitrators shall not be authorized to award a Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and the fees and costs of the arbitrators.
11.3Confidentiality. Except to the limited extent necessary to comply with Applicable Law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement or vacatur of the arbitrators’ award, the Parties agree that the existence, terms and content of any Arbitration, all information and documents disclosed in any Arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any Arbitration shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would have been barred by the applicable statute of limitations under the laws of the State of New York.
ARTICLE 12
INDEMNIFICATION
12.1Indemnification by Madrigal. Madrigal hereby agrees to defend, indemnify and hold harmless UPM and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “UPM Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any UPM Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the breach by Madrigal of any warranty, representation, covenant or agreement made by Madrigal in this Agreement; (b) the use, transfer or sale, labeling, packaging, distribution, promotion, marketing, sale, or other disposition of Drug Product (in each case after Delivery to Madrigal); (c) the failure by Madrigal to comply with Applicable Law relating to the Product; (d) the negligence, gross negligence, illegal conduct or willful misconduct of Madrigal or an Affiliate or sublicensee, or any officer, director, employee, agent or representative thereof; or (e) any Claim that the manufacture, use or sale of a Product infringes any patents, copyrights or trademarks or misappropriates any know-how owned by a Third Party; except, with respect to each of subsections (a), (b), (c), (d) and

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(e) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of any UPM Indemnitee or the breach by UPM of any warranty, representation, covenant or agreement made by UPM in this Agreement or are subject to indemnification by UPM under Section 12.2.
12.2Indemnification by UPM. UPM hereby agrees to defend, indemnify and hold harmless Madrigal and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “Madrigal Indemnitee”) from and against any and all Losses to which any Madrigal Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the breach by UPM of any warranty, representation, covenant or agreement made by UPM in this Agreement; (b) the failure of Drug Product to meet the Drug Product warranties set forth in Section 8.2; (c) the failure by UPM to comply with Applicable Law with respect to the Manufacture of the Drug Product; (d) the negligence, gross negligence, illegal conduct, or willful misconduct of UPM or its Affiliates or Subcontractors, or any officer, director, employee, agent or representative thereof; or (e) any Claim that the Manufacture of Drug Product infringes any patents, copyrights or trademarks or misappropriates any know-how owned by a Third Party (except to the extent such Claim is based upon any Madrigal IP provided to UPM); except, with respect to each of subsections (a), (b), (c) (d) or (e) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of any Madrigal Indemnitee or the breach by Madrigal of any warranty, representation, covenant or agreement made by Madrigal in this Agreement or are subject to indemnification by Madrigal under Section 12.1.
12.3Indemnification Procedures.
(a)Notice. Promptly after a UPM Indemnitee or a Madrigal Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 12.1 or 12.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate actual prejudice due to the delay or lack of notice.
(b)Defense. Upon receipt of notice under this Section 12.3 from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel selected by the Indemnifying Party (reasonably satisfactory to Indemnitee) such Claim. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 12 and of its intention either to compromise or defend such Claim. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable out of pocket Third Party expenses related to its investigation and cooperation, except as otherwise provided in the next sentence. As to all Claims as to which the Indemnifying Party has assumed control under this Section 12.3(b), the Indemnitee shall have the right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by the Indemnifying Party) at its own expense; provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnitee in the defense of such

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Claim, the Indemnifying Party shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim.
(c)Cooperation. The Indemnitee shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.
(d)Settlement. If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnitee’s consent shall not be required of a settlement where: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnitee’s rights under this Agreement are not adversely affected; and (iv) there is a full release of the Indemnitee from such Claim. If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 12. It is understood that only Madrigal and UPM may claim indemnification under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity under this Agreement.
12.4Insurance. Each Party shall procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of such Party’s (and its Affiliates’) performance under this Agreement: (a) during the Term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $1,000,000 combined single limit per occurrence and $2,000,000 in the aggregate annually; and (b) prior to the first commercial sale of Drug Product or a Product, as applicable, until three (3) years after the last sale of Drug Product or a Product, as applicable, product liability coverage, in a minimum limit of $3,000,000 combined single limit per occurrence and $10,000,000 in the aggregate annually. The policies of insurance required by this Section 12.4 will be issued by an insurance carrier with an A.M. best rating of “A” or better. Each Party will provide the other Party with insurance certificates evidencing the required coverage within sixty (60) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify the other Party in writing at least thirty (30) days prior to the cancellation or material change in coverage. For clarity, the foregoing insurance requirements shall not in any way limit a Party’s liability with respect to its indemnification or other obligations under this Agreement.
12.5Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9.5, EXCEPT FOR EACH PARTY’S LIABILITY FOR FRAUD OR OTHER WILLFUL MISCONDUCT, AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 12.1-12.2 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS FOR ANY PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER

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(INCLUDING, TO THE EXTENT CONSTITUTING CONSEQUENTIAL DAMAGES, ECONOMIC LOSSES OR LOST PROFITS) SUFFERED OR INCURRED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.
ARTICLE 13
MISCELLANEOUS
13.1Notices. Any notice or other communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in clause (a) or (b)), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):
If to Madrigal at:    Madrigal Pharmaceuticals, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 200
Conshohocken, PA 19428
Attention: Tom Pokorny
Email: tpokorny@madrigalpharma.com
(primary recipient)

with a copy to:     Madrigal Pharmaceuticals, Inc.
Four Tower Bridge
200 Barr Harbor Drive, Suite 200
Conshohocken, PA 19428
Attention: General Counsel
Email: bjlynch@madrigalpharma.com

If to UPM at:    UPM Pharmaceuticals
501 Fifth Street
Bristol, TN 37620
Attn: CEO
Phone: 423.989.8000
Email: gjones@upm-inc.com
(primary recipient)

With a copy to:    UPM Pharmaceuticals
501 Fifth Street
Bristol, TN 37620
Attn: General Counsel
Phone: 423.989.8000
Email: mmanno@upm-inc.com

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Any notice required or permitted to be given concerning this Agreement shall be deemed effective (i) upon receipt by the Party to whom it is addressed if delivered either in person on any business day in the delivery location prior to 6 pm local time; or (ii) on the next succeeding business day if delivered in person on a non-business day or after 6 pm local time; or (iii) one (1) business day after having been delivered to a recognized air courier for overnight delivery (with delivery tracking provided, signature required and delivery prepaid); or (iv) if delivered by email, when the primary recipient, by an email sent to the email address for the sender stated in this Section 13.1 or by a notice delivered by another method in accordance with this Section 13.1, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 13.1, in each case, to the Parties at the following addresses, each as may be specified below (or at such other address for a Party as shall be specified by notice given in accordance with this Section 13.1).
13.2Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed in accordance with the laws of New York, without giving effect to any choice of law principles that would result in the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.
13.3Use of Affiliates. Madrigal shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided that Madrigal shall remain solely responsible for the acts, omissions and performance of such Affiliate as if such acts, omissions and performance had been provided by Madrigal itself under this Agreement. In addition, in each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement (to the extent permitted hereunder), (i) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement and (ii) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.
13.4Relationship of the Parties. It is expressly agreed that UPM, on the one hand, and Madrigal, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for tax purposes. Neither UPM nor Madrigal shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be at the expense of such Party.
13.5Force Majeure. A Party shall not be liable for non-performance or delay in performance, except for defaulted obligations of payment, to the extent that such nonperformance or delay in performance is not due to its negligence and is caused by any event reasonably beyond the control of such Party, including wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, pandemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any other Act of God, (each a “Force Majeure Event”). In the event of any such delay, the delayed Party may defer its performance for a period equal to the time of such delay, provided that the delayed Party gives the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the delayed Party will be unable fully to perform its obligations under this Agreement, and uses its good faith efforts to cure the excused breach. In the event of a Force Majeure that lasts for more than ninety (90) consecutive days or one hundred twenty (120) days in any twelve month period, the provisions of Section 2.5(c) (Supply Interruption) shall apply mutatis mutandis.

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13.6Assignment. Neither Party shall assign this Agreement or any of the rights or obligations hereunder, without the prior written consent of the other Party, not to be unreasonably withheld, except that either Party may, without the other Party’s consent, assign this Agreement in connection with a merger or acquisition or the sale of all or substantially all of such Party’s assets related to the Drug Product or the Product (as applicable), provided that (a) such assignee or other transferee agrees in writing to be bound by the terms and conditions of this Agreement as of the effective date of such transaction, and (b) the assigning Party remains liable to the other Party for compliance with this Agreement prior to the effective date of such transaction. Any assignment or transfer in contravention of this Agreement shall be null and void and shall constitute a breach of this Agreement.
13.7Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable only by, the Parties and their respective successors and permitted assigns. It is the explicit intention of the Parties that no Person, other than the named Parties or their successors or permitted assigns, is or shall be entitled to bring any action to enforce any provision of this Agreement, as a third party beneficiary or otherwise.
13.8Severability. If any one (1) or more of the provisions of this Agreement (a) is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken or (b) a Governmental Authority of competent jurisdiction advises the Parties that such provision violates Applicable Law over which such Governmental Authority has jurisdiction, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
13.9Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
13.10Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.
13.11Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
13.12Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall

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have the same meaning as “including, but not limited to,” and/or “including, without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.
13.13Entire Agreement; Amendments. This Agreement and any Attachments and Schedules attached hereto, constitute the entire agreement between UPM and Madrigal with respect to the Drug Product in the U.S. and supersede all prior representations, understandings and agreements with respect to Drug Product. Furthermore, this Agreement shall supersede any and all pre-printed terms on any orders, invoices, and other related documents and any and all orders issued by UPM and/or Madrigal. This Agreement may only be amended by a statement in writing to that effect signed by duly authorized representatives of Madrigal and UPM. The intent of this Agreement is to include items necessary for the proper execution and completion of the performance under this Agreement. The documents comprised by this Agreement are complementary, and what is required by any of them shall be as binding as if required by all. Words and abbreviations that have known or technical trade meanings are used in this Agreement in accordance with such recognized meanings. In the event of a conflict or inconsistency between this Agreement and any exhibit, schedule and attachments, the terms and conditions of this Agreement shall prevail. For the avoidance of doubt, this Agreement does not supersede the terms of the Pre-Commercial Supply Agreement with respect to the development and manufacture of Drug Product as applicable to the Drug Product manufactured under the Pre-Commercial Supply Agreement.
13.14Counterparts; Electronic Signature. The Parties acknowledge and agree that the electronic signature of the Agreement through the www.docusign.com website or any other similar certified website by both parties shall confer full force and effect to the Agreement. If this Agreement is entered into by electronic signature by all Parties, each Party shall receive a fully electronically signed version as an electronic file (pdf format), each recognized as an original and the Agreement shall become effective at the agreed upon Effective Date. Each counterpart will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures will be treated as original signatures. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.
13.15Interpretation. Each Party acknowledges and agrees that: In construing this Agreement, except where the context requires otherwise, (a) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (c) the verb “will” shall be construed to have the same meaning and effect as the word “shall”; (d) references to a particular Applicable Law means an Applicable Law in effect as of the relevant time, including all rules and regulations thereunder and any successor Applicable Law in effect as of the relevant time, and including the then-current amendments thereto; (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (f) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (g) the words “Dollar” and “dollar” and the symbol “$” mean U.S. Dollars; (h) the word “notify” or “notice” means a notice in writing; and (i) all references herein to Articles, Sections or Attachments shall be construed to refer to Articles, Sections and Attachments of this Agreement.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.
MADRIGAL PHARMACEUTICALS, INC.
By: /s/ Paul Friedman
Name:    Paul Friedman
Title:    CEO
GREGORY PHARMACEUTICAL HOLDINGS, INC.
By: /s/ John M. Gregory
Name:    John M. Gregory
Title:    CEO

Attachments; Schedules
Attachment A: Drug Product Specifications
Attachment B: Quality Agreement (when executed)
Schedule 2.6: Safety Stock Materials
Schedule 2.9: Samples
Schedule 2.11: Madrigal Supplied Materials
Schedule 3.1: Initial Forecast
Schedule 7.1: Supply Price

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